EXHIBIT 99. 1

Contact:

Bill Dixon 703-469-1092 or bdixon@fbr.com

FBR Creates New Four-Person Office of the Chief Executive

Arlington, Va., April 27, 2004 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that it has created a four-person Office of the Chief Executive. The broadened senior management team will oversee the business activities, operations, and planning for FBR, a leading national investment bank. FBR’s rapid growth, increased recognition, and the successful merger of Friedman, Billings, Ramsey Group, Inc. and FBR Asset Investment Corporation one year ago have led to expanded opportunities that this office is designed to capitalize upon.

Members of the newly created Office of the Chief Executive are: Emanuel J. Friedman and Eric F. Billings, who will continue to serve as Co-Chairmen and Co-Chief Executive Officers; Richard J. Hendrix, who becomes President and Chief Operating Officer and will also continue to serve as the firm’s Chief Investment Officer; and J. Rock Tonkel, Jr., who becomes President with Mr. Hendrix and will continue as Head of Investment Banking. In addition to the chief executive duties of the office, the four-person team will be responsible for strategic planning.

“The chief executive office concept supports, strengthens and perpetuates the partnership culture upon which our company was built. As a team, all of us are excited about working together to leverage our unique and powerful business platform for the benefit of our shareholders,” said Mr. Friedman.

“Last year was, by a substantial margin, the most successful 12 months in our firm’s history. Each of our businesses experienced unprecedented growth, and FBR has become a top-tier securities industry firm. This step strengthens and gives flexibility to our executive management structure at a time when we believe that very real prospects of substantial additional growth lie ahead. The new framework puts us in a better position to manage that growth and to capitalize on opportunities as they arise,” Mr. Billings said.

As Co-Chief Executive Officers, Mr. Friedman and Mr. Billings will manage the same lines of business for which they have been responsible over the past several years. Mr. Billings will continue to fulfill his current executive responsibilities for FBR’s capital markets businesses, including research, institutional brokerage and investment banking. He will also continue to direct FBR’s mutual fund organization, as well as the firm’s principal investments in its mortgage-backed securities and merchant banking portfolios. Mr. Friedman will continue to have executive responsibility for the firm’s Alternative Investment and Private Client Group organizations.

The Investment Committee will be responsible for guiding the company’s principal investment activities. This committee will consist of Mr. Billings, Mr. Friedman and Mr. Hendrix.

The company also announced that Robert S. Smith will be leaving FBR later in the year.

“When I became Chief Operating Officer in late 1999 it was to build structure, stability and size at FBR. Over three years we implemented that strategy, building a disciplined corporate structure and diversifying the business to achieve greater stability of earnings. The merger of our two companies was the culminating event, giving FBR the size to be recognized for its capabilities and the capital to grow to its full potential,” Mr. Smith said. “Now that we have solidified the two businesses into one during the year since the merger, I am looking forward to my next challenge and wish all of the great people at FBR success for the future.”

During his tenure with FBR as General Counsel, and later C.O.O., Mr. Smith was instrumental in many of the company’s key accomplishments, including the company’s initial public offering and the creation of FBR Asset, both during 1997; the subsequent merger of FBR and FBR Asset in 2003; and the growth of the firm from about 250 employees to more than 540 today.

“Bob was key to the development of the company’s internal controls, legal and regulatory infrastructure and budget process over the last seven years. His contribution to FBR has been immeasurable, and he will be missed both personally and professional. We wish him the very best as he pursues other opportunities and look forward to working with him as a friend of the firm in the future,” said Eric F. Billings.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy, financial services, healthcare, insurance, real estate, and technology, media and telecommunications. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Atlanta, Boston, Chicago, Cleveland, Denver, Houston, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. For more information, visit http://www.fbr.com.

*	Friedman, Billings, Ramsey & Co., Inc.

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